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Exhibit 99.2

For further information:
 FAO, Inc.
2520 Renaissance Boulevard
King of Prussia, PA 19406
Contact:
Alan Marcus, VP, Public Relations
646-435-5957

FAO, Inc. Unable to Complete Exit Funding

KING OF PRUSSIA, Pa., April 14—FAO, Inc. (Nasdaq: FAOOQ) announced today that unexpected complications in completing its exit funding led to withdrawal by the purchasers of its equity in connection with its planned emergence from bankruptcy. Successful completion of the funding is a condition to the Company's emergence from bankruptcy on April 18, 2003. The Company's right to use cash that is collateral for the loans it owes to its lenders expires on April 18, 2003, unless extended by the lenders. As a result, the Company is exploring all alternatives including obtaining replacement equity funding in order to complete its confirmed plan, a sale of all or portions of its operations and liquidation.

About FAO, Inc.

FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children's specialty retailing. FAO, Inc. owns and operates the renowned children's toy retailer FAO Schwarz; The Right Start, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy, the leading retailer of development toys and educational products for kids.

For additional information on FAO, Inc. or its family of brands, visit the Company on line at http://www.irconnect.com/faoo/.

This press release contains certain forward-looking statements with respect to the implementation and anticipated results of the Company's business strategy, and the financial condition, results of operations and business of the Company, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. The Company has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.

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  Exhibit 99.2